EXHIBIT 99.1

WESTMORELAND RESOURCE PARTNERS, LP 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Resource Partners, LP
Reports Third Quarter 2015 Results

Englewood, CO - October 23, 2015 - Westmoreland Resource Partners, LP (NYSE:WMLP) ("WMLP" or the "Partnership") today reported its results for the third quarter 2015. As released on August 4, 2015, WMLP result now include Westmoreland Kemmerer LLC ("WKL") for all periods presented. Highlights for the third quarter 2015 include:

•	Adjusted EBITDA for the third quarter 2015 of $16.1 million, compared to $19.6 million in the third quarter 2014 on a pro forma basis.

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Distributable Cash Flow for the third quarter 2015 of $3.0 million, down from $26.2 million in the third quarter 2014 on a pro forma basis. Distributable cash flow for the third quarter 2014 included proceeds of $17.6 million from a legal settlement.

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Westmoreland Resources GP, LLC, general partner of WMLP, declared a cash distribution for all unitholders and warrant holders of $0.20 per unit for its third quarter ended September 30, 2015.  The distribution will be paid on November 13, 2015 to all unitholders and warrant holders of record as of the close of business on November 6, 2015.

•	Achieved a reportable incident rate of 0.49 which is 28.7% of the national surface coal reportable rate of 1.71, with no lost time in the third quarter 2014.
Safety
During the three months ended September 30, 2015, WMLP continued to maintain reportable and lost time incident rates significantly below Appalachian Basin averages, as indicated in the table below.

	Three Months Ended September 30, 2015
	Reportable Rate	Lost Time Rate
WMLP Mines	0.49	0
National Surface Coal Average	1.71	1.19
Financial Results (in thousands, except tons data)

	Three Months Ended September 30,		Increase (Decrease)
	2015	2014	$	%
	(Recasted)[1]	(Pro Forma)[2]
Total Revenues	$94,327	$136,424	$(42,097)	(30.9)%
Net (loss ) income	(12,722)	13,999	(26,721)	190.9%
Adjusted EBITDA[3]	16,117	19,569	(3,452)	(17.6)%
Distributable Cash Flow[4]	2,992	26,189	(23,197)	(88.6)%
Tons sold - millions of equivalent tons	2.1	2.5	(0.4)	(16.0)%
1As the WKL acquisition represents a transfer of entities under common control, the 2015 financial information presented herein have been recast to include the historical results of WKL since December 31, 2014, the date WMLP and WKL became under common control of WCC.
2The pro forma 2014 financial information fpresented herein include the historical results of WMLP and WKL
3 The definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, a comparable GAAP financial measure.
4Distributable cash flow is not defined in GAAP. Distributable cash flow is presented because it is helpful to management, industry analysts, investors, lenders and rating agencies in assessing our financial performance. A reconciliation thereof to Net Loss, a comparable GAAP financial measure, are included in a table presented near the end of this press release.

We reported total revenues of $94.3 million for the three months ended September 30, 2015, compared to $136.4 million for the three months ended September 30, 2014 on a pro forma basis. The decrease of $42.1 million was principally due to a one-time legal settlement for lost coal sales of $17.6 million received during the three months ended September 30, 2014, in addition to a decrease of 0.4 million tons sold or $19.7 million compounded by a $1.14 decrease in average selling price per ton or $2.4 million to $44.91 per ton for the three months ended September 30, 2015 from $46.05 for the three months ended September 30, 2014 on a pro forma basis.
We reported net loss of $12.7 million for the three months ended September 30, 2015, compared to net income of $14.0 million for the three months ended September 30, 2014 on a pro forma basis. Additionally, we reported Adjusted EBITDA of $16.1 million for the three months ended September 30, 2015, compared to $19.6 million for the three months ended September 30, 2014. We reported distributable cash flow of $3.0 million for the three months ended September 30, 2015, compared to distributable cash flow of $26.2 million for the three months ended September 30, 2014 on a pro forma basis. Distributable cash flow for the three months ended September 30, 2014 was enhanced by proceeds of $17.6 million for a legal settlement. The gross profit margin per ton sold decreased $0.31 per ton for the three months ended September 30, 2015 to $7.43 per ton sold from $7.74 per ton for the three months ended September 30, 2014.
Business Update
Cash Distribution
Westmoreland Resources GP, LLC, general partner of WMLP, declared a cash distribution for all of our unitholders and warrant holders of $0.20 per unit for its third quarter ended September 30, 2015.  The distribution will be paid on November 13, 2015 to all unitholders and warrant holders of record as of the close of business on November 6, 2015.
This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of WMLP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, WMLP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Conference Call
A conference call regarding Westmoreland Resource Partners, LP's 2014 results will be held on October 23, 2015, at 10:00 a.m. Eastern Time. Call-in numbers are:
Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625) Participant Dial In (International): 201-689-8584
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About Westmoreland Resource Partners, LP
Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts.
     For more information about Westmoreland Resource Partners, LP (NYSE: WMLP), please visit www.westmorelandmlp.com. Financial and other information about the Partnership is routinely posted on and accessible at www.westmorelandmlp.com.
Cautionary Note Regarding Forward-Looking Statements
Forward-looking statements are based on WMLP's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including WMLP's projections for 2015 performance. WMLP cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.
Any forward-looking statements made by WMLP in this news release speak only as of the date on which it was made. WMLP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
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Contact: Kevin Paprzycki (855) 922-6463